Exhibit 99.1

NEWS RELEASE

RLI Corp.	9025 N. Lindbergh Drive | Peoria, IL 61615-1431
P: 309-692-1000 | F: 309-692-1068 | www.rlicorp.com

FOR IMMEDIATE RELEASE	CONTACT: Aaron Jacoby
(309) 693-5880
Aaron.Jacoby@rlicorp.com
www.rlicorp.com

RLI Declares Regular and Special Dividends, Estimates Hurricane Sandy Loss

PEORIA, ILLINOIS, November 14, 2012, RLI Corp. (NYSE:RLI) — RLI Corp. announced today its board of directors has declared an extraordinary cash dividend of $5.00 per share of common stock, which is expected to total approximately $105 million, and a regular quarterly cash dividend of $0.32 per share. Both dividends are payable on December 20, 2012, to shareholders of record as of November 30, 2012.

“The RLI Board of Directors has decided to return approximately $105 million to our shareholders through a special dividend,” said RLI Corp. Chairman & CEO Jonathan E. Michael. “This is consistent with our policy of returning excess capital to our shareholders after making necessary strategic investments in our business, such as our recent acquisition of Rockbridge Underwriting. Our strong balance sheet, solid cash position and confidence in the business allow us to pay a special dividend at this time.”

Since the beginning of 2008, RLI has returned more than $570 million to shareholders, including this special dividend, in the form of dividends and share repurchases. RLI’s special dividends are not regular in nature and may or may not occur in the future. Any determination to declare a special dividend, as well as the amount of any special dividend, is based on the company’s financial position, earnings, market conditions and other relevant factors at that time, as determined by the board of directors.

RLI also announced today a preliminary pre-tax estimate for losses from Hurricane Sandy of $15 to $20 million, net of reinsurance. Since this estimate is based on reported claim activity to date and projections based on the company’s catastrophe management systems, actual losses may differ materially from this initial estimate.

RLI, a specialty insurance company, offers a diversified portfolio of property and casualty coverages and surety bonds serving niche or underserved markets. RLI operates in all 50 states from office locations across the country. RLI’s insurance subsidiaries — RLI Insurance Company, Mt. Hawley Insurance Company, RLI Indemnity Company and Contractors Bonding and Insurance Company — are rated A+ “Superior” by A.M. Best Company.

For additional information, contact Aaron Jacoby, Vice President, Corporate Development at 309-693-5880 or at aaron.jacoby@rlicorp.com or visit our website at www.rlicorp.com.

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